Exhibit 3.87

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUNGARD IWORKS P&C (US) INC.

(a Delaware Corporation)

It is hereby certified that:

1. The present name of the Corporation is SunGard iWORKS P&C (US) Inc. (hereinafter called the “Corporation), originally incorporated under the name of Christiania Information Systems, Inc.; and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is November 26,1984.

2. The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of SunGard iWORKS P&C (US) Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

3. The amendments and the restatement of the Certificate of Incorporation herein certified have been duly adopted by the sole stockholder in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. The effective time of the Amended and Restated Certificate of Incorporation and of the amendments herein certified shall be at 11:59 p.m. on December 31, 2007.

5. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

FIRST: The name of the Corporation is: SunGard iWORKS P&C (US) Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is: 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of its registered agent at such address is: The Corporation Trust Company.

THIRD: The nature of business or purposes to be conducted or promoted are: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $1.00 par value.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaws made by the Board of Directors.

SIXTH: The election of directors need not be by written ballot, unless the bylaws of the Corporation shall so provide.

SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law as same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.”

Signed on December 14, 2007

/s/ Michael J. Ruane
Michael J. Ruane, Vice President